Business Sale Agreement

State of Colorado

This Business Sale Agreement, hereinafter referred to as "Agreement," is entered into and made effective as of the date set forth at the end of this document by and between the following parties:

Bad Love Cosmetics Company, LLC, dba Elite Therapeutics, a limited liability company, organized under the laws of the state of Colorado, who will hereinafter be referred to as "Seller," having a primary address at the following:

5195 Marshall Street
Arvada, CO 80002

and email address of the following: kevinschewe@aol.com, and Viaspace, Inc, a corporation, incorporated under the laws of the state of Nevada, who will hereinafter be referred to as "Buyer," having a primary address at the following:

344 Pine Street
Santa Cruz, CA 95062

and email address of the following: kevinschewe@aol.com.

Seller and Buyer may be referred to individually as "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, Seller owns and runs a business, the name of which is as follows: Bad Love Cosmetics Company LLC, dba Elite Therapeutics (hereinafter "Business Name");

WHEREAS, Seller's business is organized and primarily operated in the following state: Colorado;

WHEREAS, Seller's business is as follows:

A business organized to produce and sell Anti-Aging, Body, Hair and Cancer Care treatments, as well as Hotel Amenities, and has been in business since 2007.

WHEREAS, Seller desires to sell Seller's business and Buyer desires to purchase the business through the sale of assets ("Assets") involved in the operation of the Business (all of which shall collectively be referred to as the "Business");

WHEREAS, Seller is willing to sell, and Buyer is willing to purchase, the Business based on the terms and conditions stated herein;

NOW, therefore, in consideration of the promises and covenants contained herein, as well as other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties do hereby agree as follows:

Article 1 - SALE:

Seller hereby agrees to sell the Business to Buyer and Buyer hereby agrees to purchase the Business from Seller subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein.

Article 2 - PURCHASE PRICE:

The purchase price of the Business ("Purchase Price" shall be expressed as a sale of the Assets of the business.

The Purchase Price shall not be assessed as a price per Asset and shall, instead, be assessed as an overall purchase price for a buyout of all of the Assets. The overall Purchase Price is $500,000.00 (five hundred thousand US dollars).

The Parties agree to accurately and diligently file any and all required documentation under the Internal Revenue Code and shall keep to the agreed-upon allocation of the Purchase Price.

Article 3 - CLOSING:

The closing date of the sale of the Business shall be on March 7th, 2019 at 11:59 pm ("Closing Date"). Such closing will take place at the following location:

5195 Marshall Street
Arvada, CO 80002

On the Closing Date, Seller agrees to the following:

a) Seller shall deliver all of the Assets to Buyer, in the same condition as they were when Buyer agreed to purchase. The Assets shall have no liens or other encumbrances, other than to Buyer.

b) Seller agrees, if possible, to deliver the Assets in a manner that Buyer has requested, except that no additional cost shall be assessed to Seller for the delivery.

c) Seller shall also deliver to Buyer any and all documents memorializing the transfer of Assets to Buyer.

d) If necessary, Seller will assist Buyer in perfecting any recordation, registration, or other filings regarding the transfer and new ownership of the Assets.

On the Closing Date, Buyer agrees to the following:

a) Buyer will pay the Purchase Price to Seller on the Closing Date as follows:

The purchase will be made through an all stock purchase of 775,984,665 shares, which is calculated by taking the Purchase price and dividing it by the prior 12 month weighted average stock price, $0.00064434263. These shares will be issued and delivered to Kevin Schewe on the Closing Date.

b) Buyer will be responsible for any and all taxes which may apply to Buyer's acquisition of the Assets and the Business.

Article 4 - BUSINESS NAME:

Seller hereby agrees to effectuate any and all steps necessary to properly transfer the ownership of the Business Name to Buyer, including through an assignment of registered intellectual property, if necessary.

Article 5 - SELLER'S COVENANTS:

Seller hereby represents and warrants the following:

a) Seller has the organizational and legal authority to enter into this Agreement and complete each and all of Seller's obligations hereunder.

b) The Business is up-to-date with all registrations, filings, and other required legal documents for its valid existence and continued operations.

c) The sale of the Business will not impact any pre-existing creditor.

d) The Business does not owe any outstanding amounts to the Internal Revenue Service as a result of back taxes or any other penalty and is up-to-date with all taxes owed to the United States Internal Revenue Service or any other governmental entity, domestic or foreign.

e) The Business is a legal entity in the United States.

f) The Seller or other authorized entities will not make any changes to the current staffing structure of the Business, including hiring or firing employees, changing employee roles, or changing salary or benefit amounts, prior to the Closing Date.

g) There is no current or pending litigation that the Business is involved in.

h) The Business is up-to-date for all payments on required or reasonable insurance policies.

i) The Business is not infringing upon any third party's intellectual property. Any trademarks, service marks, trade names, copyrights, or patents used by the Business are the legal and exclusive property of the Business. Any registered trademarks, service marks, trade names, copyrights, or patents are registered with the appropriate offices of the United States government. There are no infringement claims against the Business, as far as the Business is currently aware.

j) Any intellectual property not owned by the Business has been duly and legally licensed to the Business and the sale of the Business will not impact the validity of any license.

k) The Seller is the sole and exclusive owner of all of the Assets of the Business and there are no encumbrances of any kind that would prevent Seller from the sale of Assets.

The Seller hereby expressly acknowledges that the Buyer is relying on each of these representations and warranties to enter into this Agreement. The representations and warranties given here are the only covenants Seller makes and expressly disclaims any other warranty, whether express or implied.

The Buyer hereby agrees to make any and all claims relating to any of the warranties represented herein by one calendar year from the Closing Date. If any third parties are also involved in the claim and Buyer is able to recover any amount from them, the amount of claim against the Seller shall be reduced by the amount Buyer received from the third party.

Article 6 - BUYER'S COVENANTS:

Buyer hereby represents and warrants the following:

a) Buyer has the organizational and legal authority to enter into this Agreement and complete each and all of Buyer's obligations hereunder.

b) Buyer is able to pay the Purchase Price and any and all other expenses related to this Agreement.

c) The purchase of the Business will not impact any pre-existing creditor.

d) Buyer has no express knowledge or reason to believe any of Seller's representations are false.

The Buyer hereby expressly acknowledges that the Seller is relying on each of these representations and warranties to enter into this Agreement. The representations and warranties given here are the only covenants Buyer makes and expressly disclaims any other warranty, whether express or implied.

The Seller hereby agrees to make any and all claims relating to any of the warranties represented herein by one calendar year from the Closing Date. If any third parties are also involved in the claim and Seller is able to recover any amount from them, the amount of claim against the Buyer shall be reduced by the amount Seller received from the third party.

Article 7 - CONDITIONS PRECEDENT:

a) Conditions precedent to be performed by Seller: Seller hereby acknowledges and agrees that Buyer's obligation to complete the purchase of the Business, as well as to perform all other obligations hereunder, is subject to the satisfaction of the following conditions by Seller, before the Closing Date:

I) All warranties, representations, or other acknowledgments made in this Agreement will be entirely accurate and true in every respect on the Closing Date.

II) Seller will ensure all paperwork required for the sale of the Business and execution of this Agreement, including documents, forms, registrations, assignments, authorizations or other, will be duly completed.

III) Seller will have all paperwork for the sale of Business duly executed.

IV) Seller will provide Buyer with any and all information required so that Buyer may step into the shoes of the Seller for the proper operation of the Business.

V) Seller will obtain all necessary consents required, under any existing contracts or otherwise, for Buyer's continued operation of the Business.

b) Conditions precedent to be performed by Buyer: Buyer hereby acknowledges and agrees that Seller's obligation to complete the purchase of the Business, as well as to perform all other obligations hereunder, is subject to the satisfaction of the following conditions by Buyer, before the Closing Date:

I) All warranties, representations, or other acknowledgments made in this Agreement will be entirely accurate and true in every respect on the Closing Date.

II) Buyer will ensure all paperwork required for the purchase of the Business and execution of this Agreement, including documents, forms, registrations, assignments, authorizations or other, will be duly completed.

III) Buyer grants and assigns to Seller, its successors, representatives, and assigns, the sole and exclusive right to publish the name "Bad Love", worldwide, and in perpetuity.   Any additional uses will require separate agreement. All other rights, including Copyrights, are reserved by Buyer.  The Buyer shall execute and deliver to the Seller any and all documents which the Seller reasonably deems necessary or appropriate to evidence or effectuate the rights granted in this Agreement.

If either Party does not satisfy their obligations under this clause, the entire Agreement will be null and void and there shall be no further relationship or obligations between the Parties.

Article 8 - BUYER ACCESS:

Buyer may request access to Seller's Business documents prior to the Closing Date, including staffing documents, financial documents, marketing documents, or others. Seller shall allow Buyer or any of Buyer's agents to inspect any such documents at a reasonable time and place.

Article 9 - EMPLOYEES

Buyer hereby agrees to maintain the employment status of each employee of the Business, including, but not limited to, title, salary, and leave benefits, among others. As such, Seller hereby acknowledges and agrees that Seller has maintained full and accurate records for all employees of the Business ("Employees") and that other than has been expressly disclosed to the Buyer, the Business owes no payment or compensation obligation to any Employee.

Seller will be responsible for all payments to Employees, whether salary or other compensation, up to and including the Closing Date. Buyer will be responsible for all payments to Employees from the day after the Closing Date.

Article 10 - LIABILITIES:

The Parties hereby each acknowledge and agree that Buyer will not assume any of Seller's liabilities or obligations which may have arisen in connection with the ownership or operation of the Business before or on the Closing Date.

Seller hereby agrees to indemnify Buyer, and all of Buyer's agents, employees, and representatives against any and all damage, liability, and loss, as well as legal fees and costs incurred, however caused, as a result of the ownership or operation of the Business before and including the Closing Date, including any employment claims.

Article 11 - BUSINESS DEBTS:

All day-to-day business debts, such as those owed to ongoing suppliers, shall be transferred as part of the sale of the Business. Seller shall not be responsible to pay off such business debts and instead, the debts that the Business owes as well as debts that are owed to the Business shall transfer as part of this Agreement.

Article 12 - CONTRACTS:

All existing contracts that the Business has with any third parties, including clients, customers, suppliers, agents, or others as applicable, that may legally be assigned through the purchase of the Business, are hereby assigned.

This Agreement shall not, however, assign or be construed to assign any third party contract if such assignment would be a breach of that contract.

After the Closing Date, Seller shall have no further responsibility with respect to the assigned contracts.

Article 13 - EXPENSES:

Each Party agrees to be responsible for their own expenses or costs relating to or in connection with anything in this Agreement.

Article 14 - GOOD FAITH OPERATION

The Seller hereby agrees to continue to operate the Business in good faith, and to preserve, protect, and enhance the goodwill of the Business up to and including the Closing Date.

Article 15 - CONFIDENTIAL INFORMATION:

All parties to this Agreement hereby covenant and agree not to release or otherwise disclose any Trade Secret or Confidential Information, as hereinafter defined, throughout the duration of this Agreement and for Trade Secret Information, forever thereafter. Trade Secret Information includes, but is not limited to, any formula, process, method, pattern, design, or other information that is not known or reasonably ascertainable by the public, consumers, or competitors through which, and because of such secrecy, an economic or commercial advantage can be achieved. Confidential Information shall be defined as any information which is confidential and commercially valuable to the Corporation. Confidential Information may be in the form of documents, techniques, methods, practices, tools, specifications, inventions, patents, trademarks, copyrights, equipment, algorithms, models, samples, software, drawings, sketches, plans, programs or other oral or written knowledge and/or secrets and may pertain to, but is not limited to, the fields of research and development, forecasting, marketing, personnel, customers, suppliers, intellectual property and/or finance or any other information which is confidential and commercially valuable to the Corporation. Confidential Information shall not mean any information which:

a) is known or available to the public at the time of disclosure or became known or available after disclosure through no fault the Party receiving it,

b) is already known, through legal means, to public third-parties not subject to this Agreement and not employed at the Business;

c) is given by the would-be disclosing Party to third parties, other than parties to this Agreement, without any restrictions;

d) is information about a Party, given to the other Party by any third party who legally had the Confidential Information and the right to disclose it; or

e) is information which may be confidential to a Party, but was developed independently by the other Party where such independent development can be demonstrated.

Article 16 - GENERAL PROVISIONS:

a) GOVERNING LAW: This Agreement shall be governed in all respects by the laws of the state of Colorado and any applicable federal law. Both Parties consent to jurisdiction under the state and federal courts within the state of Colorado. The Parties agree that this choice of law, venue, and jurisdiction provision is not permissive, but rather mandatory in nature.

b) LANGUAGE: All communications made or notices given pursuant to this Agreement shall be in the English language.

c) ASSIGNMENT: This Agreement, or the rights granted hereunder, may not be assigned, sold, leased or otherwise transferred in whole or part by either Party.

d) AMENDMENTS: This Agreement may only be amended in writing signed by both Parties.

e) NO WAIVER: None of the terms of this Agreement shall be deemed to have been waived by any act or acquiescence of either Party. Only an additional written agreement can constitute waiver of any of the terms of this Agreement between the Parties. No waiver of any term or provision of this Agreement shall constitute a waiver of any other term or provision or of the same provision on a future date. Failure of either Party to enforce any term of this Agreement shall not constitute waiver of such term or any other term.

f) SEVERABILITY: If any provision or term of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions, which shall be enforced as if the offending term or provision had not been included in this Agreement.

g) PUBLIC ANNOUNCEMENT: Neither Party will make any public announcement or disclosure about the existence of this Agreement or any of the terms herein without the prior written approval of the other Party.

h) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, whether written or oral.

i) HEADINGS: Headings to this Agreement are for convenience only and shall not be construed to limit or otherwise affect the terms of this Agreement.

j) COUNTERPARTS: This Agreement may be executed in counterparts, all of which shall constitute a single agreement. If the dates set forth at the end of this document are different, this Agreement is to be considered effective as of the date that both Parties have signed the agreement, which may be the later date.

k) FORCE MAJEURE: Seller is not liable for any failure to perform due to causes beyond its reasonable control including, but not limited to, acts of God, acts of civil authorities, acts of military authorities, riots, embargoes, acts of nature and natural disasters, and other acts which may be due to unforeseen circumstances.

l) SURVIVAL OF TERMS: Any provision of this Agreement which would, by its nature, be expected to survive termination, expiration, or the Closing Date, shall survive and remain in full force and effect.

m) NOTICES ELECTRONIC COMMUNICATIONS PERMITTED: i) Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail, airmail, or e-mail, to the address of the relevant Party set out at the head of this Agreement, or to the relevant email address set out below or other email address as that Party may from time to time notify to the other Party in accordance with this clause.

Notices sent as above shall be deemed to have been received 3 working days after the day of posting (in the case of inland first class mail), or 7 working days after the date of posting (in the case of air mail), or next working day after sending (in the case of e-mail).

In proving the giving of a notice it shall be sufficient to prove that the notice was left, or that the envelope containing the notice was properly addressed and posted, or that the applicable means of telecommunication was addressed and dispatched and dispatch of the transmission was confirmed and/or acknowledged as the case may be.

EXECUTION:

Bad Love Cosmetics Company, LLC, dba Elite Therapeutics
NAME
Kevin Schewe
REPRESENTATIVE NAME
President
REPRESENTATIVE TITLE
3/4/2019
DATE
s/Kevin Schewe, MD
SIGNATURE

Viaspace, Inc	Viaspace, Inc
NAME	NAME
Kevin Schewe	Haris Basit
REPRESENTATIVE NAME	REPRESENTATIVE NAME
Chairman and CEO	Vice Chairman
REPRESENTATIVE TITLE	REPRESENTATIVE TITLE
3/4/2019	3/3/2019
DATE	DATE
s/Kevin Schewe, MD	s/Haris Basit
SIGNATURE	SIGNATURE